June 17, 1998




Ford Credit Auto Receivables LLC
The American Road
Dearborn, Michigan 48121

Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Gentlemen:

      Re:    Registration Statement on Form S-3
             relating to Ford Credit Auto Loan Master
             Trust II (the "Registration Statement")
             ---------------------------------------

     I am Secretary and Corporate Counsel of each of Ford Credit Auto Receivables LLC, a Delaware limited liability company, as transferor (the "Transferor") and Ford Motor Credit Company, a Delaware corporation, as master servicer (the "Servicer"), in connection with (a) the transfer and assignment of certain wholesale loans of automotive dealers (the "Receivables") by the Transferor to The Chase Manhattan Bank, as trustee (the "Trustee") for a trust (the "Trust") formed pursuant to a Pooling and Servicing Agreement, dated as of September 30, 1997 (the "Agreement"), among the Transferor, the Servicer and the Trustee, providing for the issuance of Auto Loan Asset Backed Certificates (the "Certificates"), each such Certificate evidencing a fractional undivided interest in the Trust.

     I am admitted to the State Bar of Michigan and I express no opinion as to the laws of any other jurisdiction except the laws of the United States of America to the extent specifically referred to herein.

     I have examined, or caused to be examined, the forms of the Pooling and Servicing Agreement previously filed or filed herewith, as the case may be, as an exhibit to the Registration Statement. In addition, I have examined, or caused to be examined, executed originals or counterparts, or certified or other copies identified to my satisfaction as being true copies of such certificates, instruments, documents and other records of the Transferor and matters of fact and law as I deem necessary for the purposes of the opinion expressed below.

     I have assumed the genuineness of all signatures, the authenticity of all documents submitted to the Transferor or Servicer as originals, the conformity to original documents of all documents submitted to the Transferor and Servicer as certified or photostatic copies and the authenticity of the originals of such letter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Transferor, the Servicer and others.

     Based on and subject to the foregoing, I am of the opinion that the Certificates to be sold under the Registration Statement have been duly and validly authorized by the Transferor and, when sold, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement.



                                             Very truly yours,



                                             /s/  Brown & Wood LLP